EXHIBIT 10.29B


                       AMENDMENT TO SERVICES AGREEMENT

     This "Amendment to Services Agreement" (this "Amendment") is made on the 31st day of January, 2000, by and between IFS International Holdings, Inc., a Delaware Corporation (the "Company"), IFS International, Inc., a New York corporation and a wholly owned subsidiary of the Company, and any other subsidiary of the Company and John P. Singleton (the "Executive"), based on the following:

     A. On March 1, 1999, the Company and the Executive executed that certain "Agreement for Services " (the "Agreement") whereby the Company entered into an agreement to fairly compensate the Executive as an outside Director and its Chairman of the Board of Directors.

     B. The Company and the Executive wish to modify the Agreement pursuant to the terms of this Amendment.

NOW, THEREFORE, THE PARTIES TO THIS Amendment agree as follows:

     1. Compensation to the Executive based on the sale of or Change of Control of the Company(ies). TO WIT:

          Irrespective of whether or not the Executive's service is terminated, if there is a (i) Change of Control; or (ii) transfer or sale of all or substantially all of the assets of the Company(ies) which is not a Change of Control; or (iii) transfer or sale of Beneficial Ownership of more than fifty percent (50%) or more of the total combined voting power or the Company's then outstanding Voting Securities which may or may not constitute a Change of Control, then the Companies shall pay to the Executive an amount equal to 2% of the first 10 million dollars in value received by the Companies (including cash, securities, debt or any other form of property) in connection with such Change of Control, or transfer or sale, 4% of the next $10 million dollars in value received by the Companies in connection with such Change of Control, transfer or sale and 6% of any value received by the Companies in excess of $20 million dollars in connection with such Change of Control, transfer or sale.

     2. All other Terms and provisions of the March 1, 1999 Agreement to remain. The parties agree that all other terms and provisions of the Agreement and its Amendment shall remain the same.


WHEREFORE, THE PARTIES HERETO HAVE EXECUTED THIS Agreement in the City of Troy, State of New York as of the date first set forth above.

       IFS INTERNATIONAL HOLDINGS, INC.
       A Delaware Corporation

        By: __________________________________
               President & Chief Executive Officer
               David L Hodge

        By:  ____________________________________
                Chairman of the Compensation Committee
                of the Board of Directors
                DuWayne Peterson

       IFS INTERNATIONAL INC.
       A New York Corporation

          By:   ___________________________________
                President & Chief Executive Officer
                David L. Hodge

          By:   ___________________________________
                Chief Operating Officer
                Simon Theobald

          EXECUTIVE:

          ----------------------------------------
          John P. Singleton